FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-214446

February 21, 2018

WESTERN GAS PARTNERS, LP

Terms Applicable to the Senior Notes due 2028

Issuer:	Western Gas Partners, LP

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	February 21, 2018

Settlement Date (T+7):	March 2, 2018

Net Proceeds Before Expenses:	$395,140,000

Maturity Date:	March 1, 2028

Principal Amount:	$400,000,000

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Price / Yield:	98-10 / 2.946%

Spread to Benchmark:	T+162.5 bps

Yield to Maturity:	4.571%

Coupon:	4.500%

Public Offering Price:	99.435%

Optional Redemption:	Redeemable at any time before December 1, 2027 in an amount equal to the principal amount plus a make-whole premium, using a discount rate of T + 25 bps, plus accrued and unpaid interest. Redeemable at any time on or after December 1, 2027 in an amount equal to the principal amount plus accrued and unpaid interest.

Interest Payment Dates:	March 1 and September 1, beginning on September 1, 2018

CUSIP / ISIN:	958254 AH7 / US958254AH78

Joint Book-Running Managers:

Mizuho Securities USA LLC

Credit Suisse Securities (USA) LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. BB&T Capital Markets, a division of BB&T Securities, LLC Capital One Securities, Inc. Comerica Securities, Inc. SG Americas Securities, LLC

Terms Applicable to the Senior Notes due 2048

Issuer:	Western Gas Partners, LP

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	February 21, 2018

Settlement Date (T+7):	March 2, 2018

Net Proceeds Before Expenses:	$688,058,000

Maturity Date:	March 1, 2048

Principal Amount:	$700,000,000

Benchmark Treasury:	2.750% due November 15, 2047

Benchmark Price / Yield:	90-27 / 3.231%

Spread to Benchmark:	T+212.5 bps

Yield to Maturity:	5.356%

Coupon:	5.300%

Public Offering Price:	99.169%

Optional Redemption:	Redeemable at any time before September 1, 2047 in an amount equal to the principal amount plus a make-whole premium, using a discount rate of T + 35 bps, plus accrued and unpaid interest. Redeemable at any time on or after September 1, 2047 in an amount equal to the principal amount plus accrued and unpaid interest.

Interest Payment Dates:	March 1 and September 1, beginning on September 1, 2018

CUSIP / ISIN:	958254 AJ3 / US958254AJ35

Joint Book-Running Managers:

Mizuho Securities USA LLC

Credit Suisse Securities (USA) LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. BB&T Capital Markets, a division of BB&T Securities, LLC Capital One Securities, Inc. Comerica Securities, Inc. SG Americas Securities, LLC

After giving effect to the issuance and sale of the notes and the application of the net proceeds as set forth under “Use of Proceeds,” as of February 20, 2018, we would have been able to incur the full $1.5 billion of indebtedness under our recently amended revolving credit facility.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

This Pricing Supplement is qualified in its entirety by reference to the related preliminary prospectus supplement dated February 21, 2018 (the “Preliminary Prospectus Supplement”). The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.